Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MAREL

The following discussion of the financial condition and results of operations of Marel should be read in conjunction with Marel’s audited consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, together with the notes thereto, incorporated by reference in this offering memorandum. The financial information discussed herein has been derived from Marel’s consolidated financial statements incorporated by reference into this offering memorandum, which were prepared in accordance with IFRS. As used in this section, the terms “FY 24,” “FY 23” and “FY 22” refer to the years ended December 31, 2024, 2023 and 2022, respectively.

Overview

On January 2, 2025, the Company completed its acquisition of Marel. Prior to its acquisition by the Company, Marel was a leading global provider of advanced processing equipment, systems, software and services to the food processing industry, as well as a leading provider in processing solutions for pet food, plant-based proteins and aqua feed.

Description of Key Statement of Profit or Loss Items

Revenues

Marel’s revenues are comprised of sales of processing equipment, systems, software and services to food processing companies across its business segments and geographies, net of value-added tax, rebates and discounts. The revenues consist principally of: (i) Equipment revenues, meaning revenues from greenfield and large projects, modernization and standard equipment and related installation revenues; and (ii) Aftermarket revenues, meaning from maintenance, service (provided on an ad hoc basis or under service level agreements) and spare parts. Revenues from sales of modernization and standard equipment and spare parts are recognized upon delivery of the equipment to the customer in accordance with IFRS 15. Equipment revenues from greenfield and large projects and Aftermarket revenues from maintenance and service are recognized under the percentage of completion method under which revenues are recognized based on the services performed and direct expenses incurred to date as a percentage of the projected total services to be performed and projected total expenses to be incurred.

Cost of Sales

Cost of sales encompasses all manufacturing costs (including raw materials such as stainless steel and energy, employee benefits relating to direct and indirect manufacturing, maintenance, rent and depreciation of manufacturing buildings and equipment, freight duties and service support fees) related to goods and services captured in net sales.

Selling and Marketing Expenses

Selling and marketing expenses encompass expenses related to the selling and marketing of Marel’s equipment and services, which mainly includes wages and commissions for sales personnel and travel expenses, as well as expenses relating to marketing materials, exhibitions and Marel’s product demonstration centers.

General and Administrative Expenses

G&A expenses represent costs incurred in relation to the implementation of Marel’s strategies and general management of its business, including business support activities of staff departments that are not directly related to the other functional areas of Marel’s business, which mainly consists of general management, finance, HR, IT, consultancy costs, costs associated with improvement projects and strategy and acquisition initiatives.

Research and Development Expenses

R&D expenses represent expenses in gaining new scientific or technical knowledge and understanding and applying Marel’s research findings or other knowledge to a plan or (re-)design for the production of new or improved materials, devices, products, processes, systems or services before the commencement of commercial production or use. R&D expenses mainly include employee benefits relating to R&D personnel and materials used.

Net finance costs

Net finance costs predominantly reflect finance costs comprised of interest expenses on Marel’s borrowings and leases, gains or losses relating to ineffective hedging, changes in derivative instruments and foreign exchange transaction, net of finance income or gains.

Results of Operations

Comparison of Results of Operations for FY 24, FY 23 and FY 22

The following table sets forth Marel’s results of operations for FY 24, FY 23 and FY 22:

	Year Ended December 31,
(In EUR million)	2024	2023	2022
Revenues	1,642.7	1,721.4	1,708.7
Cost of sales	(1,066.6)	(1,125.0)	(1,130.4)

Gross profit	576.1	596.4	578.3

Selling and marketing expenses	(254.7)	(249.1)	(236.2)
General and administrative expenses	(133.8)	(134.4)	(139.2)
Research and development expenses	(120.6)	(119.3)	(105.9)

Result from operations	67.0	93.6	97.0

Finance costs	(70.8)	(57.4)	(23.7)
Finance income	2.1	0.4	10.7

Net finance costs	(68.7)	(57.0)	(13.0)

Share of result of associates	(0.5)	(0.5)	(1.9)
Impairment loss of associates	—	—	(7.0)

Profit / (loss) before income tax	(2.2)	36.1	75.1

Income tax expense	(22.9)	(5.1)	(16.4)

Profit / (loss) for the period	(25.1)	31.0	58.7

Revenues

Marel’s revenues decreased by 4.6% to EUR 1,642.7 million in FY 24, compared to EUR 1,721.4 million in FY 23, due to lower project revenues as a result of a decline in orders received in the previous period and a soft order book. The lower project orders and revenue in the period were related to short term uncertainty from inflation, the high-interest rates and rising geopolitical tensions. An increase in aftermarket revenue as a result of Marel’s strong focus on quality aftermarket service and support partially offset the declines in project revenue.

Marel’s revenues increased by 0.7% to EUR 1,721.4 million in FY 23, compared to EUR 1,708.7 million in FY 22. Overall revenue declined organically 4.2% due to a lower level of project orders in FY 2023 and a soft order book entering the year. A year over year increase in aftermarket revenue as a result of investments Marel made in improving the efficiency and delivery of aftermarket spare parts partially offset the decline in project revenues. Marel revenue increased 4.9% as a result of the Wenger acquisition.

Cost of Sales

Cost of sales decreased by 5.2% to EUR 1,066.6 million in FY 24, compared to EUR 1,125.0 million in FY 23, owing to lower revenue base in FY 24 compared to FY 23.

Cost of sales decreased by 0.5% to EUR 1,125.0 million in FY 23, compared to EUR 1,130.4 million in FY 22, owing to improved cost coverage due to a reduction in the workforce and lower PPA costs.

Selling and Marketing Expenses

Selling and marketing expenses increased by 2.2% to EUR 254.7 million in FY 24, compared to EUR 249.1 million in FY 23, mainly due to inflation and increased marketing efforts. Selling and marketing expenses for FY 24 represented 15.5% of revenues for the period, compared to 14.5% in FY 23.

Selling and marketing expenses increased by 5.5% to EUR 249.1 million in FY 23, compared to EUR 236.2 million in FY 22, mostly due to increased customer engagement and inflation. Selling and marketing expenses for FY 23 represented 14.5% of revenues for the period, compared to 13.8% in FY 22.

General and Administrative Expenses

Marel’s G&A expenses decreased by 0.4% to EUR 133.8 million in FY 24, compared to EUR 134.4 million in FY 23. G&A expenses for FY 24 represented 8.1% of revenues for the period, compared to 7.8% in FY 23.

Marel’s G&A expenses decreased by 3.4% to EUR 134.4 million in FY 23, compared to EUR 139.2 million in FY 22, primarily as a result of lower acquisition-related costs and a reduction in headcount. G&A expenses for FY 23 represented 7.8% of revenues for the period, compared to 8.1% in FY 22.

Research and Development Expenses

In FY 24, R&D expenses increased by 1.1% to EUR 120.6 million, compared to EUR 119.3 million in FY 23, as a result of lower capitalization of R&D efforts largely offset by lower personnel costs. R&D expenses for FY 24 represented 7.3% of revenues for the period, compared to 6.9% in FY 23.

In FY 23, R&D expenses increased by 12.7% to EUR 119.3 million, compared to EUR 105.9 million in FY 22, as a result of increased impairment related to restructuring and product portfolio optimization as well as general cost increases. R&D expenses for FY 23 represented 6.9% of revenues for the period, compared to 6.2% in FY 22.

Net finance costs

Net finance costs increased by 20.5% to EUR 68.7 million in FY 24, compared to EUR 57.0 million in FY 23, owing mainly to higher base interest rates as a result of a higher leverage and negative impact of changes in foreign exchange rates.

Net finance costs increased by 338.5% to EUR 57.0 million in FY 23, compared to EUR 13.0 million in FY 22, owing mainly to increased interest on borrowings as a result of higher base rates and increased borrowings primarily related to the acquisition of Wenger in FY 22.

Income tax expense

Income tax expense increased by 349.0% to EUR 22.9 million in FY 24, compared to EUR 5.1 million in FY 23, mainly as a result of impairment of tax losses in FY 24.

Income tax expense decreased by 68.9% to EUR 5.1 million in FY 23, compared to EUR 16.4 million in FY 22, mainly as a result of weaker results before income tax relative to FY 22.

Liquidity and Capital Resources

In FY 24, FY 23 and FY 22, Marel’s liquidity requirements arose primarily from the need to fund net working capital requirements and operating expenses as well as for maintenance and growth capital expenditures, acquisitions in line with Marel’s strategy and to meet ongoing debt service requirements.

On January 2, 2025, the Company repaid all existing external debt of Marel.

Cash Flows

The table below sets forth Marel’s cash flows for the periods indicated.

	Year Ended December 31,
(In EUR million)	2024	2023	2022
Net cash from operating activities	95.1	138.1	51.4
Net cash used in investing activities	(47.2)	(95.9)	(567.2)
Net cash provided by / (used in) financing activities	(35.9)	(45.1)	505.9
Net increase / (decrease) in cash and cash equivalents	12.0	(2.9)	(9.9)
Exchange gain / (loss) on cash and cash equivalents	1.3	(2.9)	8.5
Cash and cash equivalents at beginning of the period	69.9	75.7	77.1

Cash and cash equivalents at end of the period	83.2	69.9	75.7

Net cash from operating activities

The primary source of Marel’s cash flows for FY 24, FY 23 and FY 22 is funds generated by its operating activities. Marel’s net cash from operating activities primarily comprised Marel’s result from operations for FY 24, FY 23 and FY 22, adjusted for depreciation and amortization, together with working capital movements, changes in provisions, tax paid and interest and finance income and costs.

Net cash from operating activities in FY 24 decreased to EUR 95.1 million, compared to EUR 138.1 million in FY 23, primarily due to lower profits and less favorable movements in working capital.

Net cash from operating activities in FY 23 increased to EUR 138.1 million compared to FY 22, where net cash from operating activities was EUR 51.4 million, primarily due to favorable movements in working capital including rebalancing of inventory.

Net cash used in investing activities

Marel’s net cash flow used in investing activities for FY 24, FY 23 and FY 22 consisted of cash used for the purchase or cash received for the sale of property, plant and equipment, investments in R&D activities, and acquisitions.

Net cash used in investing activities for FY 24 decreased to EUR 47.2 million, compared to EUR 95.9 million in FY 23, primarily reflecting lower investments in PP&E and intangible assets and the acquisition of E+V in FY 23.

Net cash used in investing activities for FY 23 decreased to EUR 95.9 million, compared to EUR 567.2 million in FY 22, primarily reflecting the acquisition of Wenger in FY 22.

Net cash provided by (used in) financing activities

Marel’s net cash provided by (used in) financing activities for FY 24, FY 23 and FY 22 reflected sales and purchase of treasury shares and dividends paid as well as refinancing of certain long-term borrowings.

Net cash used in financing activities for FY 24 decreased to EUR 35.9 million, compared to EUR 45.1 million in FY 23, largely owing to the repayment of borrowings and lower dividend payment in FY 24.

Net cash used in financing activities for FY 23 decreased to EUR 45.1 million, compared to net cash provided by financing activities of EUR 505.9 million in FY 22, largely owing to the repayment of EUR 233.1 million of borrowings as compared to EUR 215.0 million proceeds from borrowings, as compared to the proceeds from borrowings and repayments of borrowings of EUR 1,358 million and EUR 763.6 million, respectively, in the year prior.